Canary Marinade Solana ETF 10-Q

Exhibit 10.9

CoinDesk Indices, Inc. 169 Madison Ave, Suite 2635 New York, NY 10016

CoinDesk Indices Master License Agreement

This Master License Agreement (this “Master Agreement”) is made as of February 7, 2025 (the “Effective Date”) by and between CoinDesk Indices, Inc., a Delaware corporation (“CDI”), having its principal place of business at 169 Madison Ave, Suite 2635, New York, NY 10016 and Canary Capital Group LLC, a Delaware limited liability company (“Client”) having its primary place of business at 1131 4th Ave S #230, Nashville, TN 37210. Each of the parties hereto may be referred to herein collectively as the “Parties” or each, a “Party.”

1.   Service(s). Subject to the terms hereunder, CDI will provide Client with the Services (defined below) as set forth on the applicable Service Schedule(s) (defined below). As used herein the following terms have the following ascribed meanings:

1.1     “Agreement” means the terms and conditions of this Master Agreement together with the applicable Service Schedule, as the same may be amended in writing by the Parties from time to time.

1.2    “Applicable Law” means all applicable laws, rules, regulations, valid legal processes, administrative, judicial and governmental orders, including the requirements of any applicable self-regulatory organizations.

1.3       “CDI Materials” means any, or part of, the Data, Marks and Methodology.

1.4      “Data” means all index data, trend indicators, rates, and/or related information made available to Client, directly or indirectly, as part of the Services.

1.5      “Services” means the CDI Materials, which may include Data, and related and/or ancillary products and/or services to be provided or licensed by CDI to Client, as set forth and/or further described in a Service Schedule and as may be updated from time to time.

1.6     “Service Schedule” means a schedule in a form mutually agreed to by CDI and Client and entered into by the Parties from time to time setting out the Services to be provided and/or licensed by CDI to Client.

1.7     “Marks” means the trademarks CoinDesk and/or CoinDesk Indices, including any particular CDI index name, together with any other trade names, trademarks, or service marks used by CDI or its third-party licensors in commerce in association with CDI’s indices and as may expressly be set forth in a Service Schedule.

1.8    “Methodology” means the methodology, process, procedure, formula, algorithm, and/or rules relating to the construction, calculation, and/or distribution of Data.

2.   Fees and Payments. Client agrees to pay the fees as set forth on the applicable Service Schedule and as otherwise set forth herein in accordance with the payment terms in the Agreement. Unless otherwise set forth on the applicable Service Schedule, all amounts payable hereunder shall be payable in full, within thirty (30) days of the date of the invoice. A one and a half percent (1.5%) monthly service charge or the highest amount permissible by Applicable Law, if less, is payable on all overdue balances that are outstanding more than thirty (30) days after the date of the invoice. Such service charge is in addition to the overdue balance. All fees are exclusive of, and Client is responsible for paying, reimbursable expenses, and applicable federal, state and local sales, use, excise or other applicable taxes other than taxes on the net income of CDI. CDI may reflect any such taxes to invoices submitted to Client by CDI.

3.   Term.

3.1       The Master Agreement shall be effective on and from the Effective Date and shall continue in effect until no Service Schedules are in effect, or as otherwise terminated in accordance with law or equity.

3.2      Each Service Schedule shall, unless otherwise set forth therein, be effective on and from the applicable effective date set forth therein, shall continue for an initial term of two (2) years (“Initial Term”), and shall automatically renew for successive one (1) year renewal terms (each as “Renewal Term” and, with the Initial Term, the “Term”), unless either Party notifies the other Party of its intent not to renew a Service Schedule with no less than ninety (90) days written notice to the other Party prior to the commencement of any Renewal Term, as applicable. This is always subject to the earlier termination of such Service Schedule in accordance with this Master Agreement, the provisions of a particular Service Schedule or otherwise in accordance with law or equity.

CoinDesk Indices, Inc. 169 Madison Ave, Suite 2635 New York, NY 10016

4.	Termination.

4.1       Either Party may terminate the Agreement due to a material breach of the Agreement or by the other Party: (a) 30 days’ following its receipt of notice of the breach where the breach is reasonably capable of being cured and the breaching Party fails to cure such breach to the non-breaching Party’s reasonable satisfaction or (b) with immediate effect where such breach is not reasonably capable of being cured.

4.2       Upon any termination or expiration of the Agreement or cancellation of Client’s subscription to any Services, except with respect to a Services that includes Data for which Client has purchased an ongoing history product from CDI and paid to CDI all fees and other amounts associated with such ongoing data history product, Client shall with respect to such terminated Services: (i) cease all use of the applicable Services; and (ii) expunge all Data and other CDI Materials and any portion or copies thereof accessed or obtained from such Services from all of Client’s electronic systems, provided that Client may retain portions of such Data and other CDI Materials only to the extent necessary for compliance with Applicable Law and only if such retained Data and other CDI Materials are: (1) maintained in a restricted, secure, non-testing, non-production, back-up, archival-type environment; (2) used by Client solely to the extent necessary to respond to investigations and/or audit requests from relevant regulatory agencies or as otherwise required by Applicable Law; and (3) not used in any other manner or repurposed (e.g., incorporated into new materials or reports) following termination of the Agreement or cancellation of Client’s subscription to such Data and/or other CDI Materials thereunder. At CDI’s request, Client shall certify to CDI in writing that Client has fully complied with this paragraph. Sections 2, 4, 5, 6.2, 7, 8, 9, 10, 11, 12, and 15 shall survive termination or expiration of the Term for any reason.

5.   Use of Brands; Marketing. Each Party (the “Using Party”) may use the other Party’s (the “Brand Owner”) name, trade name, trademarks and logos (collectively, the “Brands”) solely (a) during the Term and in connection with the Services provided under the Agreement; (b) for certain marketing and promotional purposes as mutually agreed upon in advance, in writing, by both Parties; and (c) in accordance with reasonable guidelines published or provided by the Brand Owner in connection therewith. In connection with the foregoing, Client acknowledges that CDI’s brand is “CoinDesk Indices” and not simply “CoinDesk”. CDI may identify Client as a customer of CDI and describe the Services used by Client and Client’s experience with such Services, and CDI may develop and make available a case study, magazine article, video, press release (including a win release announcement) and/or podcast related to Client’s use of the Services. All use of the Brands and the goodwill associated therewith shall inure to the sole benefit of the Brand Owner. The Using Party acknowledges that, as between the Parties, the Brand Owner is the exclusive owner of the Brands and use of the Brands pursuant to the Agreement does not convey to the Using Party any right, title or interest in or to the Brands. At no time shall the Using Party challenge or assist others in challenging the Brands or the registration thereof (except where such a limitation is prohibited by local law) or attempt to register any trademarks, service marks or trade names confusingly similar to those of the Brands. The Using Party shall, promptly upon request of the Brand Owner, discontinue or modify its use of the Brand Owner’s Brands.

6.	License Grant; Restrictions.

6.1      Subject to Client’s obligations herein, CDI hereby grants to Client during the Term a limited, revocable, non-exclusive, non-transferable, non-sub licensable license to access and use the Services solely on its own behalf and for its internal business purposes and for no other purpose whatsoever except as may expressly set forth in a Service Schedule(s). All rights not expressly granted to Client under this Agreement are reserved by CDI.

6.2       Client may not use the Services in any manner not expressly permitted by the Agreement. Without limiting the foregoing, Client shall not, and shall not permit any third party to, unless expressly permitted via the applicable Service Schedule: (a) reverse engineer, decompile, disassemble or modify in any way the CDI Materials, or any part thereof; (b) rent, lease, loan, create or prepare derivative works of the CDI Materials or any part thereof; (c) resell, provide, make available to or permit use of or access to the CDI Materials, in whole or in part, by any person or entity other than Client (except that Client may redistribute de minimus portions of Data on a non-systematic, occasional basis as part of Client’s externally published reports, provided that Client clearly identifies CDI as the source of the Data, disclaims all liability of CDI with respect to such Data, and provided further that such reports and the information contained therein cannot be used as a source or substitute for any product or service offered by CDI); (d) use the Services to create or enhance a competitive offering or for any purpose which is competitive to CDI; (e) perform or fail to perform any other act which would result in a misappropriation or infringement of CDI’s intellectual property rights in the CDI Materials; (f) attempt to use or gain unauthorized access to CDI’s or to any third party’s networks or equipment; (g) attempt to probe, scan or test the vulnerability of any system, account or network of CDI; (h) engage in fraudulent, offensive or illegal activity or intentionally engage in any activity that infringes the intellectual property rights or privacy rights of any individual or third party; or (i) restrict, inhibit, interfere or attempt to interfere with the ability of any other person, regardless of purpose or intent, to use or enjoy CDI Materials, or cause a performance degradation to any systems used to provide the Services. Client agrees to be liable to CDI for acts and omissions of its internal users as if they were done or omitted by Client itself. Client shall use the Services in compliance with Applicable Law.

CoinDesk Indices, Inc. 169 Madison Ave, Suite 2635 New York, NY 10016

6.3       Client is responsible for obtaining the software, hardware, equipment, and data network access necessary to use the Services. Client’s mobile network’s data and messaging rates and fees may apply if it accesses or uses the Services from a mobile device. Client is responsible for acquiring and updating compatible software, hardware, and devices necessary to access and use the Services. CDI does not guarantee that the Services, or any portion thereof, will function on or with any particular software, hardware or device. Client agrees to notify CDI immediately of any actual or suspected loss, theft or unauthorized use of its CDI Materials or any other breach of security relating to the Service.

7.	Intellectual Property Rights.

7.1       The Services are compiled, prepared, revised, selected, and arranged by CDI through the application of methods and standards of judgment developed and applied through the expenditure of substantial time, effort and money, and the Services constitute the valuable intellectual property of CDI. Client acknowledges and agrees that, as between CDI and Client, to the fullest extent permitted by Applicable Law, all right, title and interest in and to the Services, all content therein, and all modifications and enhancements thereof or thereto, including, without limitation, all rights under copyright and patent and other intellectual property rights, belong to and are retained solely by CDI or CDI’s licensors and providers, as applicable.

7.2       Except as otherwise provided in any applicable Service Schedule(s), Client agrees that it will not publish, broadcast, retransmit, reproduce, commercially exploit, create any derivative of or otherwise disseminate or disclose to any person or entity the Services or any content therein. Client is prohibited from violating or attempting to violate the security of the Services or interfering in any manner with any security-related feature of any method of delivering or accessing the Services.

8.	Privacy ; Data Protection; Information Sharing.

8.1       Client is responsible for complying with all Applicable Law regarding data protection or privacy regarding information relating to an identified or identifiable natural person that CDI processes in the performance of this Agreement (collectively, “Personal Data”). Client confirms that any Personal Data has been collected and disclosed in accordance with Applicable Law. Client shall not disclose to CDI any irrelevant or unnecessary information about individuals. The Parties shall use reasonable efforts to assist one another in relation to the investigation and remedy of any claim, allegation, action, suit, proceeding or litigation with respect to alleged unauthorized access, use, processing or disclosure of Personal Data. Each Party will maintain, and will require all third-party data processors each such party engages to maintain, appropriate physical, technical and organizational measures to protect Personal Data against accidental, unauthorized or unlawful destruction, loss, alteration, disclosure or access. If in respect of its processing of Personal Data, Client or CDI is required by Applicable Law to include privacy terms with the other Party, such additional data privacy terms shall be as notified to Client by CDI from time to time. The Service, including its content, together with all non-public information regarding this Agreement, CDI, its affiliates, and/or their respective businesses is proprietary to CDI, and, as between Client and CDI, constitutes CDI’s sole property and confidential information. Client will not use such information except as necessary to use the Services pursuant to the Agreement and will not disclose such information to other than as expressly permitted by the Agreement or as required by Applicable Law.

8.2      In order to cooperate with governmental requests and/or to comply with the requirements of Third-Party Content Providers, or otherwise to comply with Applicable Law, CDI may disclose information regarding Client it considers necessary or appropriate.

CoinDesk Indices, Inc. 169 Madison Ave, Suite 2635 New York, NY 10016

8.3       CDI is part of a global group of businesses, which currently include various financial services, venture capital, proprietary investment and trading, media, events, and data services businesses. Information obtained hereunder will be shared and used within the group for legitimate business purposes, such as business development, risk management and security, and developing, enhancing and marketing the group’s products and services. Applicable Law may give rise to the right to opt out of sharing for non-essential purposes, in which case notification should be made in writing.

9.	Disclaimers.

9.1       From time to time, the Services may include data or content from third parties (“Third-Party Content” and the providers of such Third-Party Content, collectively, “Third-Party Content Providers”). CDI reserves the right to pass along any costs associated with Third-Party Content used or included in the Services. CDI does not endorse any Third-Party Content and in no event shall CDI be responsible or liable for any Third-Party Content provided by Third-Party Content Providers. In the event that Client uses any portion of the Services containing the Third-Party Content, Client agrees that any appliable Third-Party Content Provider(s) may enforce its rights against Client as an intended third-party beneficiary of this Agreement.

9.2       Client may not use, export, re-export, import or transfer the Services (or any portion thereof or any rights thereto granted by CDI) except as authorized by the Applicable Law of the United States, the Applicable Law of the jurisdiction in which Client gained access to the Services, and all other Applicable Law. In particular, but without limitation, neither the Services nor any portion thereof or any rights thereto may be exported or re-exported: (a) into any United States embargoed countries; or (b) to anyone on the U.S. Treasury Department’s list of Specially Designated Nationals or the U.S. Department of Commerce’s Denied Person’s List or Entity List. By accessing and using the Services, Client represents and warrants that it is not located in any such country or on any such list. CDI reserves the right to limit, in its sole discretion, the availability of the Services to any person, entity, geographic area, or jurisdiction, at any time.

9.3       TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW: (I) CDI DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, CONCERNING OR RELATED TO THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE; AND (II) THE SERVICE AND ALL CONTENT AND INFORMATION AVAILABLE IN OR VIA THE SERVICE, IS PROVIDED “AS IS” AND “AS AVAILABLE,” WITHOUT WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION: (1) ANY WARRANTIES CONCERNING THE AVAILABILITY, RELIABILITY, ACCURACY, COMPLETENESS, TIMELINESS OR SEQUENCING OF THE SERVICE OR THE INFORMATION, CONTENT, PRODUCTS, DATA OR WORK PRODUCT AVAILABLE IN OR VIA THE SERVICE; AND (2) ANY WARRANTIES OF TITLE OR EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON- INFRINGEMENT OF INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS. WITHOUT LIMITING THE FOREGOING, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE FOREGOING DISCLAIMER OF LIABILITY APPLIES TO ANY DAMAGES OR INJURY CAUSED BY ANY FAILURE OF PERFORMANCE, ERROR, OMISSION, INTERRUPTION, DELETION, DEFECT, DELAY IN OPERATION OR TRANSMISSION, COMPUTER VIRUS, COMMUNICATION LINE FAILURE, THEFT, DESTRUCTION OR UNAUTHORIZED ACCESS TO, ALTERATION OF, OR USE OF ANY ASSET, WHETHER FOR BREACH OF CONTRACT, TORTIOUS BEHAVIOR, NEGLIGENCE OR UNDER ANY OTHER CAUSE OF ACTION.

10.	Limitation of Liability.

10.1       TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL CDI, ITS THIRD PARTY CONTENT PROVIDERS OR ANY OF THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, PARTNERS, MEMBERS, CONSULTANTS, ADVISORS, LICENSORS, OR EMPLOYEES (COLLECTIVELY, “COVERED PERSONS”) BE LIABLE FOR ANY EXTRAORDINARY, EXEMPLARY, INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF DATA, BUSINESS OR PROFITS) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, THE SERVICE, THE USE OF OR INABILITY TO USE THE SERVICE OR ANY CONTENT, WORK PRODUCT, PRODUCTS, DATA OR INFORMATION OBTAINED OR STORED IN OR FROM THE SERVICE, CONTENT PROVIDED AS PART OF THE SERVICE, OR TRANSACTIONS ENTERED INTO IN CONNECTION THEREWITH, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF ANY COVERED PERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY REMEDY.

CoinDesk Indices, Inc. 169 Madison Ave, Suite 2635 New York, NY 10016

10.2       TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL ANY COVERED PERSON BE LIABLE FOR ANY CAUSE OR CLAIM WHATSOEVER IN EXCESS OF THE TOTAL FEES ACTUALLY RECEIVED BY CDI FROM CLIENT FOR THE SERVICE DURING THE 12-MONTH PERIOD BEFORE THE CLAIM OR CAUSE OF ACTION AROSE. MULTIPLE CLAIMS WILL NOT EXPAND ANY LIMITATION OF LIABILITY.

10.3       THE FOREGOING LIMITATIONS AND EXCLUSIONS WILL APPLY REGARDLESS OF WHETHER THE CAUSE OF ACTION ARISES IN CONTRACT, IN TORT OR OTHERWISE, AND NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY REMEDY OR NEGLIGENCE. THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT CDI HAS AGREED TO THE PRICING AND ENTERED INTO THIS AGREEMENT, IN RELIANCE UPON THE LIMITATIONS OF LIABILITY SPECIFIED HEREIN, WHICH ALLOCATE THE RISK BETWEEN CDI AND CLIENT AND CONTRIBUTES TO THE BASIS OF THE BARGAIN BETWEEN THE PARTIES.

11.	Indemnity.

11.1       To the fullest extent permitted by Applicable Law, Client shall indemnify and hold harmless CDI and its Covered Persons from and against, any and all losses, liabilities, damages, fines, penalties, deficiencies, costs or expenses, including the reasonable fees and expenses of attorneys or other experts and professional advisers (“Losses”) incurred, sustained or suffered as a result of a claim brought by a third-party (“Third-Party Claim”) arising from or relating to Client’s use of the Services or any result, output or work product derived therefrom, except to the extent that such Losses result from CDI’s breach of the Agreement or CDI is obligated to indemnify Client for such Losses under Section 11.2 below.

11.2       CDI shall indemnify and hold Client harmless from and against, any and all Losses suffered, incurred or sustained by Client as a result of any Third Party Claim alleging that the use of any portion of the Services that are proprietary to CDI infringes a third party’s patent, copyright or trademark rights, provided that such Third-Party Claim has not resulted in whole or in part from Client’s use of the Service in violation of this Agreement or any modification of the Service. This indemnification obligation shall be subject to Client promptly notifying CDI upon becoming aware of the Third-Party Claim. Client shall provide CDI with all information and assistance reasonably necessary to, and the sole authority to, defend or settle any such action, provided that: (a) Client shall have the right to participate at its sole expense in any such defense with counsel of its own choosing; and (b) CDI shall not enter into any settlement that requires an admission or other action (other than the payment of money) by or on behalf of Client or imposes any restriction or obligation on Client (other than to cease using the Service) without Client’s prior written consent (not to be unreasonably withheld or delayed). If CDI is unable to make the Service or any portion thereof available because of a claim of infringement, CDI reserves the right to (i) modify the affected portion of the Service so that it is non-infringing, (ii) obtain permission for Client to continue to use the affected portions of the Service; or (iii) terminate the Agreement as it relates to the affected Service without any liability.

12.  Usage Review. Client shall, during the Term, maintain full and accurate records (including applicable data in electronic format) with respect to access to and usage of the Services. During the Term and for 24 months thereafter, CDI and each Third-Party Content Provider shall have the right, during normal business hours, upon reasonable notice to Client and subject to Client’s reasonable security procedures, to (a) review relevant portions of those records; and (b) review the manner of access to and usage of the Services, in each case to confirm that fees and charges have been accurately determined and that restrictions on use and access have been observed. In connection therewith, Client agrees, at Client’s location, to permit CDI or its representatives to review or receive a demonstration of, any network on or by which any portion of the Services is accessed, used, or stored, for purposes of establishing compliance with the terms of this Agreement. The costs of any such review shall be borne by CDI unless such review reveals a breach of the terms and conditions of this Agreement by Client, in which case the costs of such review shall be borne by Client. Without limiting the foregoing, an authorized representative of Client shall, at CDI’s request (which shall not be more than once per calendar year), promptly provide a written certification of Client’s full compliance with this Agreement. CDI may use information obtained by CDI from its own systems or a distributor to verify access to and use of the Services by Client. Client agrees to promptly pay CDI the prorated difference, if any, between the amount of fees actually charged Client by CDI and the amount that should have been charged.

CoinDesk Indices, Inc. 169 Madison Ave, Suite 2635 New York, NY 10016

13.  Notices. All notices shall be in writing and shall be sent by certified or express mail, return receipt requested, by recognized expedited courier, or by email (if receipt is confirmed) to the respective contact at the address set forth below or to such other address as a Party may, by notice, provide to the other Party:

If to Client, to:

Canary Capital Group LLC

1131 4th Ave S #230

Nashville, TN 37210

Attention: Legal

Email: legal@canary.capital

If to CDI, to:

CoinDesk Indices, Inc.

169 Madison Ave, Suite 2635

New York, NY 10016 Attention: Legal

E-mail: legal@coindesk-indices.com with a copy to info@coindesk-indices.com

14.	Representations, Acknowledgements, Warranties, Covenants and Restrictions.

14.1       Each Party hereby represents and warrants that it has full power and authority to enter into and perform its obligations under this Agreement.

14.2       Client hereby expressly acknowledges and agrees that:

14.2.1      CDI is not undertaking nor responsible for providing individualized or personalized investment advice to anyone, including Client’s customers and users;

14.2.2      the Services were created without consideration of the investment objectives, risk tolerance, suitability, or financial circumstances of any adviser or investor;

14.2.3      neither CDI nor its affiliates have any advisory, fiduciary, or other responsibility to any investment adviser or investor utilizing Client’s products or solutions in connection with delivery of the Services; and

14.2.4       Client and its customers, investors, or users are solely responsible for making investment recommendations and decisions, and the appropriateness of a particular investment or strategy will depend on an investor’s circumstances and objectives (including, without limitation, financial circumstances, investment time frame, and risk tolerance level) as determined by Client’s customer, investor or user, with no input from CDI.

15.	Miscellaneous.

15.1       Each Service Schedule shall form part of the Agreement and be read together with the Master Agreement. The Agreement is the entire agreement of the Parties regarding its subject matter, and supersedes all previous and contemporaneous communications, proposals, or agreements between the Parties. Each Party confirms that it has not relied upon, and shall have no remedy in respect of, any agreement, warranty, statement, representation, understanding or undertaking made by any party (whether or not a Party) unless that warranty, statement, representation, understanding or undertaking is expressly set out in the Agreement.

15.2       The Parties are independent contractors and neither this Agreement nor the provision of the Services hereunder shall create an association, partnership, joint venture, or relationship of principal and agent, master and servant, or employer and employee, between the Parties; and neither Party will have the right, power or authority (whether expressed or implied) to enter into or assume any duty or obligation on behalf of the other Party.

CoinDesk Indices, Inc. 169 Madison Ave, Suite 2635 New York, NY 10016

15.3       CDI may from time to time change any aspect of the Services, including any Methodology that forms part of the CDI Materials. Client shall comply with or adapt to any such changes, as applicable. With respect to material changes to an index Methodology, CDI shall use commercially reasonable efforts to provide Client with advanced written notice prior to implementation of any such changes in accordance with its general consultation procedures for material changes as set forth from time-to-time in CDI’s governance and policy documents (currently here: https://www.coindesk.com/indices/crypto-index-governance). CDI shall have no obligation to provide Client with separate notice in advance of a general notice to be distributed to all applicable users.

15.4      No failure of either Party to exercise or enforce any rights under this Agreement shall act as a waiver of such rights. This Agreement shall be binding and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Client will not, in whole or part, assign or transfer any part of this Agreement, whether licenses or any other rights, interests or obligations, whether voluntarily, by contract, by operation of law or by merger (whether that party is the surviving or disappearing entity), stock or asset sale, consolidation, dissolution, through government action or order or otherwise without CDI’s prior written consent. Any attempted transfer or assignment by Client that this Agreement does not permit will be null and void. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will remain in full force and the unenforceable provision shall be interpreted so as to render it enforceable while approximating the Parties’ intent as closely as possible. This Agreement shall be governed in all respects, including validity, interpretation, enforcement and effect, by the laws of the State of New York. Any dispute arising out of or relating to this Agreement shall be subject to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, City and State of New York. Each Party expressly waives its right to a trial by jury. The application of the UN Convention on Contracts for International Sale of Goods is expressly excluded. This Agreement should not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation or drafting of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. The counterparts of this Agreement and all ancillary documents may be executed and delivered by emailed electronic signature. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

[Signature Page(s) Follow]

CoinDesk Indices, Inc. 169 Madison Ave, Suite 2635 New York, NY 10016

IN WITNESS WHEREOF, the Parties hereto by their duly authorized representatives have executed this Agreement as of the Effective Date set forth above.

Canary Capital Group LLC		CoinDesk Indices, Inc.

Signature:		Signature:

Name:	Steven McClurg	Name:	Alan Campbell

Title:	CEO	Title:	President

CoinDesk Indices, Inc. 169 Madison Ave, Suite 2635 New York, NY 10016

Service Schedule

Dated: February 7, 2025

This Service Schedule (the “Service Schedule”), with an Effective Date of February 7, 2025, is between CDI and Client and incorporates by reference all the terms and conditions contained in the Master License Agreement, with an Effective Date of February 7, 2025, entered into between CDI and Client (“Master Agreement”), except as such may be modified by this Service Schedule. This Service Schedule together with the Master Agreement shall be referred to hereinafter as the “Agreement”. To the extent there is a conflict between the provisions of this Service Schedule and the Master Agreement, this Service Schedule shall prevail with respect to such conflict and as it pertains to the subject matter of this Service Schedule only. This Service Schedule may be amended by written agreement of the Parties to reflect additions or subtractions to the scope of the Services (as defined below).

1.	CDI Service(s)

1.1       CDI will provide Client with the proprietary CDI indices (each a “Licensed Index” and together the “Licensed Indices”) listed below along with the following other rights and services (collectively, the “Services”) as set forth herein:

Licensed Index	End of Day	History
CoinDesk Litecoin USD CCIX 30min NY Rate	X	X
CoinDesk Hedera USD CCIX 30min NY Rate	X	X
CoinDesk Solana USD CCIX 30min NY Rate	X	X
CoinDesk XRP USD CCIX 30min NY Rate	X	X

1.2       Subject to the approval by the SEC and subsequent listing and trading of the respective products below (the beginning of such listing and trading being, a “Launch Date”), as part of the Services, Client is hereby permitted, and shall use commercially reasonable efforts, to utilize each of the above Licensed Indices within the following financial products or financial services offerings, respectively (collectively, the “ETFs”):

Financial Product Name	Licensed Index Use
Canary Litecoin ETF	Benchmark
Canary HBAR ETF	Benchmark
Canary Solana ETF	Benchmark
Canary XRP ETF	Benchmark

1.3       Proper attribution will be provided to CDI with respect to the ETFs and all related marketing and informational materials, which will include using the short form disclaimer in marketing materials and the long form disclaimer in offering materials, respectively, each as set forth on Exhibit A (as CDI may update upon written notice to Client from time to time). Client will obtain CDI’s authorization on the initial use of such disclaimers; subsequent use shall not be required absent material changes being made to the relevant materials.

1.4       Without limiting Sections 9-11 of the Master Agreement or the attribution and disclaimer requirements of this Service Schedule, Client will ensure via its end user contracts, its ETF disclosure materials and related disclaimers and limitations of liability that (among other things) CDI owes no fiduciary obligation to Client or any of its users, clients or investors and all related beneficiaries, and all data and services are provided by CDI ‘as is’ with no warranty of any kind, including for being error or interruption free.

CoinDesk Indices, Inc. 169 Madison Ave, Suite 2635 New York, NY 10016

2.	Delivery of Services

2.1       For End of Day Data with respect to the Licensed Indices, CDI agrees to provide the Services to Client via an API.

2.2       For historical End of Day Data, CDI agrees to provide such portion of the Service to Client via a one-time delivery of a flat file.

2.3       Should CDI update its file delivery mechanism(s) from time to time (e.g., SFTP), Client agrees to receive delivery of the Service via such updated mechanism.

3.	Fees

3.1       The fees for the Services are as follows:

3.1.1       Within fifteen (15) days of the end of each calendar month, Client shall report (the “AUM Report”) to CDI on the daily average of aggregate assets held in the respective ETFs over such month (the “Fee Liable Monthly AUM”). The AUM Report shall be per ETF and have such detail as CDI reasonably requests to understand Client’s calculations.

3.1.2       On a per ETF basis, beginning on the applicable Launch Date, Client agrees to pay CDI a monthly amount equal to $ per Licensed Index (the “Minimum Fee”). In addition to the Minimum Fee, Client agrees to pay CDI a monthly amount based on the aggregated Fee Liable Monthly AUM across all ETFs based on Table A below (together with the Minimum Fee, the “Product License Fee”) upon presentation of an invoice to be billed on a monthly basis. For the avoidance of doubt, any Licensed Index for an unlaunched ETF shall not incur any Product License Fee until an applicable Launch Date.

Table A

Basis Point Fee	AUM Breakpoint
Minimum Fee	For the portion of AUM from $0 to and including $ 100 million USD.
_____	For the portion of AUM over $100 million to and including $500 million USD.
_____	For the portion of AUM over $500 million USD.

4.	Invoices

Following the initial Launch Date, CDI agrees to invoice Client on a monthly basis for the Product License Fee. CDI agrees to send all invoices to Client via email to the following address, as applicable:

E-mail: invoices@canary.capital
Attention: ETF Operations

[Service Schedule Signature Page(s) Follow]

CoinDesk Indices, Inc. 169 Madison Ave, Suite 2635 New York, NY 10016

IN WITNESS WHEREOF, the Parties hereto by their duly authorized representatives have executed this Service Schedule as of the Effective Date set forth above.

Canary Capital Group LLC		CoinDesk Indices, Inc.

Signature:		Signature:

Name:	Steven McClurg	Name:	Alan Campbell

Title:	CEO	Title:	President

CoinDesk Indices, Inc. 169 Madison Ave, Suite 2635 New York, NY 10016

Exhibit A

Long Form Disclaimer (e.g., financial product offering prospectus)

COINDESK® and [name of index/index family/trend indicator, e.g., “COINDESK LITECOIN SETTLEMENT RATE”] (the “Index”) are trade or service marks of CoinDesk Indices, Inc. (with its affiliates, “CDI”) and/or its licensors. CDI or CDI’s licensors own all proprietary rights in the Data.

CDI is not the issuer or producer of [insert name of approved products] and has no responsibilities, obligations, or duties to investors in or holders of [insert name of approved product]. The Index is licensed for use by [insert name of the issuer or producer] as the issuer of [insert name of approved product]. The only relationship that CDI has with [insert name of the issuer or producer] in respect of [insert name of approved product] is the licensing of the Index, which is administered and published by CDI, or any successor thereto, without regard to the issuer of the [insert name of approved product] or the owners or holders of the [insert name of approved product].

Investors or holders acquire [insert name of approved product] from [insert name of the issuer or producer] and investors and holders neither acquire any interest in the Index nor enter into any relationship of any kind whatsoever with CDI upon making an investment in or acquisition of [insert name of approved product]. The [insert name of approved product] is not sponsored, endorsed, sold, or promoted by CDI. CDI makes no representation or warranty, express or implied, regarding the advisability of investing in or otherwise acquiring the [insert name of approved product] or the advisability of investing in securities or digital assets generally or the ability of the Index to track corresponding or relative market performance. CDI has not passed on the legality or suitability of the [insert name of approved product] with respect to any person or entity. CDI is not responsible for, nor has participated in, the determination of the timing of, prices at, or quantities of the [insert name of approved product] to be issued. CDI has no obligation to take the needs of the issuer or the owners or holders of the [insert name of approved product] or any other third party into consideration in administering, composing, calculating, or publishing the Index. CDI has no obligation or liability in connection with administration, marketing, or trading of the [insert name of approved product].

The licensing agreement between [insert name of the issuer or producer] and CDI is solely for the benefit of [insert name of the issuer or producer] and CDI and not for the benefit of the owners or holders of the [insert name of approved product] or any other third parties.

CDI SHALL HAVE NO LIABILITY TO THE ISSUER, INVESTORS, HOLDERS OR OTHER THIRD PARTIES FOR THE QUALITY, ACCURACY AND/OR COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN OR FOR INTERRUPTIONS IN THE DELIVERY OF THE DATA. CDI HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY OTHER DATA INCLUDED THEREIN. CDI RESERVES THE RIGHT TO CHANGE THE METHODS OF CALCULATION OR PUBLICATION, OR TO CEASE THE CALCULATION OR PUBLICATION OF THE INDEX AND SHALL NOT BE LIABLE FOR ANY MISCALCULATION OF OR ANY INCORRECT, DELAYED, OR INTERRUPTED PUBLICATION WITH RESPECT TO THE INDEX. CDI SHALL NOT BE LIABLE FOR ANY DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR ANY LOST PROFITS, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH, RESULTING FROM THE USE OF THE INDEX OR ANY OTHER DATA INCLUDED THEREIN OR WITH RESPECT TO THE [INSERT NAME OF APPROVED PRODUCT].

CoinDesk Indices, Inc. 169 Madison Ave, Suite 2635 New York, NY 10016

Short Form Disclaimer (e.g., financial product fact sheets)

COINDESK® and [name of index/index family/trend indicator, e.g., “COINDESK LITECOIN SETTLEMENT RATE”] (the “Index”) are trade or service marks of CoinDesk Indices, Inc. (with its affiliates, “CDI”), and/or its licensors. CDI or CDI’s licensors own all proprietary rights in the Index.

CDI is not affiliated with [insert name of issuer or producer] and does not approve, endorse, review, or recommend [insert name of approved product]. CDI does not guarantee the timeliness, accurateness, or completeness of any data or information relating to the Index and shall not be liable in any way to the [insert name of the issuer or producer], investors in or holders of [insert name of approved product] or other third parties in respect of the use or accuracy of the Index or any data included therein.